Exhibit 99.1

Renewable Energy Group Reports Third Quarter 2021 Financial Results
Q3 2021 Highlights

•Revenues of $1 billion
•Net income available to common stockholders of $42 million, or $0.83 per diluted share
•Adjusted EBITDA of $68 million, up 25% from Q3 2020
•Record quarterly REG Ultra Clean sales
•Increased Asset Backed Line of Credit to $250 million
•Geismar, LA renewable diesel improvement and expansion project on track to deliver 340 million gallons per year of site production capacity by early 2024
•Carbon reduction from REG-produced fuels in the quarter of over one million metric tons

Post-Quarter Announcements:
•Initiated partnership with Canadian National Railway Company and Progress Rail to advance sustainability goals using bio-based diesel in locomotives (November 3)
•Agreement with GoodFuels to supply and develop sustainable marine solutions (October 26)
•Breaking ground on the Geismar improvement and expansion project (October 14)
•Hydrotreater operations and novel feedstock conversion pilot plant in collaboration with Iowa State University (October 5)

Ames, IA, November 3, 2021 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ: REGI) today announced its financial results for the quarter ended September 30, 2021.

Revenues for the third quarter were $1 billion on 176 million gallons of fuel sold. Net income available to common stockholders was $42 million in the third quarter of 2021, compared to net income of $22 million for the third quarter of 2020. Adjusted EBITDA was $68 million in the third quarter of 2021, compared to $55 million for the third quarter of 2020.

"REG delivered another period of solid performance in the third quarter, with strong operations and commercial optimization," said Cynthia (CJ) Warner, President and Chief Executive Officer. "We delivered these results even while managing disruptions from Hurricane Ida and volatile energy and feedstock markets. Financial results were moderated by hedge-related timing, as a substantial rise in diesel prices at the end of the quarter resulted in a risk management loss in the period, most of which is expected to be offset in the fourth quarter when the hedged gallons are scheduled for delivery."

Warner added, "Our bio-based diesel is delivering critical and valuable carbon reductions now in the on-road sector, and we are continuing to advance our strategy by initiating sales to marine and rail customers, which we anticipate will enable further substantial growth."

Third Quarter 2021 Highlights
All figures refer to the quarter ended September 30, 2021, unless otherwise noted. All comparisons are to the quarter ended September 30, 2020, unless otherwise noted.
The table below summarizes REG’s financial results for the third quarter of 2021.

REG Q3 2021 Results
(dollars and gallons in thousands, except as noted)
	Q3 2021	Q3 2020	Y/Y Change

Market Data
NYMEX ULSD average price per gallon	$2.13	$1.20	77.5%
D4 RIN average price per credit	$1.60	$0.67	138.8%
CME Soybean oil average price per gallon	$4.59	$2.36	94.5%
HOBO + 1.5xRIN average price per gallon (1)	$0.95	$0.85	11.8%

Gallons sold	176,331	176,219	0.1%

GAAP
Total revenues	$1,006,342	$572,358	75.8%
Risk management gain (loss)	$(11,640)	$7,486	$(19,126)
Operating income	$51,056	$23,641	116.0%
Net income available to common stockholders	$42,133	$22,223	89.6%

Non-GAAP
Adjusted EBITDA[2]	$68,492	$54,687	25.2%
    (1) HOBO = HO NYMEX + $1.00 BTC - ((CME SBO $/lb)/100 x 7.5)
     HOBO + RINs = HOBO + 1.5 x D4 RIN as quoted by the Oil Price Information Service.
(2) See table below for reconciliation of Adjusted EBITDA to net income.

REG sold 176 million gallons of fuel, essentially flat versus the third quarter of 2020. The Company continued to improve its product mix. Renewable diesel sales increased 9 million gallons. This increase was offset by a 7 million gallon decrease in self-produced biodiesel sales and a one million gallon decrease in both third party biodiesel and petroleum diesel sales.

REG produced 128 million gallons of biodiesel and renewable diesel during the third quarter, a 7% decrease versus the prior year’s third quarter. Production at Geismar decreased 13%, primarily due to downtime caused by Hurricane Ida, the impact of which will be realized in future periods. North American biodiesel production also decreased 4 million gallons, or 4%, primarily due to production optimization.
Revenues increased from $572 million to $1 billion, largely driven by higher selling prices realized from a combination of a 139% increase in D4 RIN prices and a 78% increase in ULSD prices year over year.
Gross profit was $89 million compared to gross profit of $74 million in the third quarter of last year. The increase in gross profit was driven primarily by an improved margin environment and continued optimization. These positive factors were partially offset by a $19 million negative year-over-year swing in risk management.
Operating income was $51 million compared to operating income of $24 million, driven by the same factors as those described above for gross profit along with a $16 million decrease in impairment charges. The increase was partially offset by a $3 million increase in selling, general and administrative costs.

GAAP net income available to common stockholders increased to $42 million, or $0.83 per share on a fully diluted basis, compared to GAAP net income available to common stockholders of $22 million, or $0.51 per share on a fully diluted basis. The differential drivers are the same as those described above for operating income and gross profit along with an increase in interest expense of $7 million from the green bond issuance that closed in May.
Adjusted EBITDA was $68 million compared to $55 million, with the increase resulting from the same factors as described above for operating income.
At September 30, 2021, REG had cash and cash equivalents, restricted cash, and marketable securities (including long-term marketable securities) of $1.0 billion, an increase of $691 million from December 31, 2020. The increase in cash and cash equivalents is primarily due to the $535 million in funding, net of fees, from the Company's green bond issuance in the second quarter as well the $365 million in funding, net of fees, from the Company's equity raise in the first quarter. The combined proceeds are intended to be used for the improvement and expansion project at the Geismar facility, other strategic investments and working capital.
At September 30, 2021, accounts receivable were $197 million, an increase of $53 million from December 31, 2020 and accounts payable were $129 million, a decrease of $4 million from December 31, 2020. The value of the Company's inventory at the end of the quarter was $374 million, an increase of $165 million from December 31, 2020, due to rising commodity values.
Reconciliation of Non-GAAP Measures

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives.

The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) determined in accordance with GAAP:

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
(In thousands)
Net income	$42,467	$22,663	$161,205	$95,645
Adjustments:
Income tax expense	652	1,046	4,535	4,007
Interest expense	8,619	1,545	14,007	6,154
Depreciation	11,098	9,388	33,100	27,425
Amortization of intangible and other assets	876	591	2,467	1,262
EBITDA	63,712	35,233	215,314	134,493
Gain on sale of assets	—	—	(39)	(187)
(Gain) loss on debt extinguishment	—	(18)	4,449	(1,809)
Gain on lease termination	—	—	—	(4,459)
Interest income	(1,420)	(777)	(3,916)	(1,327)
Other (income) expense, net	738	(818)	199	(2,178)
Impairment of assets	3,498	19,256	5,236	19,256
Executive severance	—	—	663	—
Stock compensation	1,964	1,811	5,770	5,789
Adjusted EBITDA	$68,492	$54,687	$227,676	$149,578

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect certain cash expenditures, including capital spending, or the impact of certain cash charges that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. is leading the energy and transportation industries’ transition to sustainability by converting renewable resources into high-quality, sustainable fuels. Renewable Energy Group is an international producer of sustainable fuels that significantly lower greenhouse gas emissions to immediately reduce carbon impact. Renewable Energy Group utilizes a global integrated procurement, distribution and logistics network to operate 12 biorefineries in the U.S. and Europe. In 2020, Renewable Energy Group produced 519 million gallons of cleaner fuel delivering 4.2 million metric tons of carbon reduction. Renewable Energy Group is meeting the growing global demand for lower-carbon fuels and leading the way to a more sustainable future.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding market conditions, industry trends and demand, our outlook about the future, including with respect to the marine and rail markets, the planned expansion of and improvements to the Geismar facility, future risk management gains and losses, and future sales volumes. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, cost overruns and construction delays related to the expansion project; the availability, future price, and volatility of feedstocks; the availability, future price and volatility of petroleum and products derived from petroleum; the Company’s financial performance, including revenues, cost of revenues and operating expenses; changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2 in the United States, renewable fuel policies in Canada and Europe, and state level programs such as California's Low Carbon Fuel Standard; availability of federal and state governmental tax incentives and incentives for bio-based diesel production; changes in the spread between bio-based diesel prices and feedstock costs; the potential impact of COVID-19 on our business and operations; risks associated with fire, explosions, leaks and other natural disasters at our facilities; any disruption of operations at our Geismar renewable diesel refinery (which would have a disproportionately adverse effect on our profitability); the unexpected closure of any of our facilities; the effect of excess capacity in the bio-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the bio-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; potential failure to comply with government regulations; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of bio-based diesel production or the development of energy alternatives to bio-based diesel; our ability to successfully implement our acquisition strategy; the Company’s ability to retain and recruit key personnel; the Company's indebtedness and its compliance, or failure to comply, with restrictive and financial covenants in its various debt agreements; risks associated with customer negotiations; the risk that measures intended to remediate weaknesses in internal controls will prove to be inadequate; the potential for our risk management program to fail to minimize volatility; and other risks and uncertainties described in REG’s annual report on Form 10-K for the year ended December 31, 2020 and subsequently filed Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Deputy Chief Financial Officer and Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
REVENUES:
Biomass-based diesel sales	$919,051	$492,769	$2,139,938	$1,350,496
Biomass-based diesel government incentives	87,287	79,484	222,309	238,006
	1,006,338	572,253	2,362,247	1,588,502
Other revenue	4	105	58	718
	1,006,342	572,358	2,362,305	1,589,220

COSTS OF GOODS SOLD	917,434	498,402	2,076,083	1,387,147
GROSS PROFIT	88,908	73,956	286,222	202,073
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	34,354	31,059	100,546	86,971
GAIN ON DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT	—	—	(39)	(187)
IMPAIRMENT OF ASSETS	3,498	19,256	5,236	19,256
INCOME FROM OPERATIONS	51,056	23,641	180,479	96,033
OTHER INCOME (EXPENSE), NET	(7,937)	68	(14,739)	3,619
INCOME BEFORE INCOME TAXES	43,119	23,709	165,740	99,652
INCOME TAX EXPENSE	(652)	(1,046)	(4,535)	(4,007)
NET INCOME	$42,467	$22,663	$161,205	$95,645

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$42,133	$22,223	$159,470	$93,750
Basic net income per share available to common stockholders:
Net income per share	$0.84	$0.57	$3.44	$2.39
Diluted net income per share available to common stockholders
Net income per share	$0.83	$0.51	$3.41	$2.17
Weighted-average shares used to compute basic net income per share available to common stockholders:
Basic	50,249,162	39,306,263	46,301,147	39,154,788
Weighted-average shares used to compute diluted net income per share available to the common stockholders:
Diluted	50,563,451	43,624,340	46,739,811	43,107,989

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF SEPTEMBER 30, 2021 AND DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$585,575	$84,441
Marketable securities	307,894	149,521
Accounts receivable, net	196,903	143,475
Inventories	374,106	209,361
Prepaid expenses and other assets	89,051	67,657
Restricted cash	4,556	3,777
Total current assets	1,558,085	658,232
Long-term marketable securities	151,015	120,022
Property, plant and equipment, net	630,915	594,796
Right of use assets	35,379	28,840
Goodwill	16,080	16,080
Intangible assets, net	8,731	10,708
Other assets	44,012	32,720
TOTAL ASSETS	$2,444,217	$1,461,398
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$3	$50,088
Current maturities of operating lease obligations	12,328	14,581
Accounts payable	128,865	132,938
Accrued expenses and other liabilities	48,206	34,875
Deferred revenue	11,370	13,488
Total current liabilities	200,772	245,970
Deferred income taxes	6,965	6,607
Long-term debt (net of debt issuance costs of $13,759 and $1,731, respectively)	536,241	15,158
Long-term operating lease obligations	22,920	15,223
Other liabilities	2,045	4,485
Total liabilities	768,943	287,443
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	1,675,274	1,173,955
TOTAL LIABILITIES AND EQUITY	$2,444,217	$1,461,398